Exhibit 1

Fund	I.R.S. Employer Identification No.
Innovator Growth-100 Power Buffer ETF™– January	84-3325156
Innovator U.S. Small Cap Power Buffer ETF™– January	84-3506442
Innovator Growth-100 Power Buffer ETF™– April	84-3569405
Innovator U.S. Small Cap Power Buffer ETF™– April	84-4722756
Innovator Growth-100 Power Buffer ETF™– July	84-1741793
Innovator U.S. Small Cap Power Buffer ETF™– July	84-1846044
Innovator Growth-100 Power Buffer ETF™– October	84-2848660
Innovator U.S. Small Cap Power Buffer ETF™– October	84-2868727